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                                                                     EXHIBIT 2.3


                           ASSET ACQUISITION AGREEMENT



         This Asset Acquisition Agreement (the "Agreement") is to be made effective on October 26, 1999 (the "Effective Date") between Richard Paige (the "Seller") and Ashford.com, Inc., a Delaware corporation ("Ashford.com") with respect to the following facts:

                                    RECITALS

         A. Seller is the registered owner of the Internet domains listed on Exhibit A hereto (collectively "Domains").

         B. Seller is also the beneficial owner, with the same registration rights of certain trademark/service mark registrations and certain common law trademark/service mark rights in the Domains (collectively "Trademarks") (listed on Exhibit B hereto).

         C. Seller owns the content and end user information (including e-mail addresses) available at the Domains and also the content and end user information (including e-mail addresses) available at the paris1925.com (the "Content").

         D. Seller has agreed to assign the Domains, Trademarks (and associated goodwill) and Content, on the terms set forth below.

         E. Seller is a party to certain authorized dealership relationships (the "Relationships") listed on Exhibit C hereto.

                                    AGREEMENT

         1. Assignment. The Seller hereby assigns, transfers and conveys to Ashford.com all right, title and interest in the Domains, the InterNic (or other relevant body) registrations of the same, the Trademarks (including all associated goodwill), Content and the Relationships. Seller further waives all claims it has to the Domains, Trademarks, Content and Relationships and agrees to cease all use of the Domains, Trademarks and Content.

         2. Consideration. In consideration of the assignments set forth in
Section 1 hereof and Seller's representations, warranties and covenants made hereunder, Ashford.com agrees to pay the Seller as follows:

                  a. six hundred thousand dollars ($600,000) on the date of this Agreement in cash by wire transfer of immediately available funds to an account specified in writing by the Seller and

                  b. up to [*] dollars ($[*]) on the date of the Closing (as defined below) (subject to Section 3 below) in cash by wire transfer of immediately available funds to an account specified in writing by the Seller.

         3. Relationships.

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

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                  a. The consideration set forth in Section 2(b) above shall be paid to the Seller on the date of the Closing if, on that date, the Relationships identified on Exhibit C endure to the benefit of Ashford.com. The parties agree that three days prior to the Closing, Seller shall provide Ashford.com a list of Relationships Seller in good faith believes will endure to the benefit of Ashford.com and the existence of which may be publicly disclosed. Ashford.com shall pay Seller $[*] for each Relationship (with the exception of [*], for which Seller may receive $[*]) in existence that benefits
Ashford.com on the date of the Closing which Seller and Ashford.com mutually agree in good faith benefits Ashford.com. To facilitate certain of these Relationships, Ashford.com, shall, within six months of the Effective Date, open a retail store in the state of Texas.

                  b. On August 27, 2000, Ashford.com shall pay to Seller $[*] for each Relationship identified on Exhibit D which the parties agree in good faith benefits Ashford.com and which may be publicly disclosed. If on August 27, 2000, the relationship with [*] may be publicly disclosed, Ashford.com shall pay to Seller an additional $[*].

         4. Liabilities. It is understood and agreed that Ashford.com will not assume any direct or indirect debts, obligations or liabilities of the Seller of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown. Seller shall indemnify and hold harmless Ashford.com and its transferees, successors and assigns for any liabilities, contingent or otherwise, associated with the Domains, Trademarks, Content and Relationships (including but not limited to claims of trademark infringement) or otherwise associated with the business of Seller for a period of five years from the date of the Closing; provided, however, that the amount, if any, to be paid by Seller to Ashford.com under this
Section 4 shall not exceed two hundred thousand dollars ($200,000).

         5. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on __________, 1999 at the offices of Gunderson Dettmer Stough Villeneuve Franklin and Hachigian, LLP, 8911 Capital of Texas Highway, Suite 4240, Austin, Texas 78759 (or such other time or by facsimile as the parties may agree).

         6. Further Assurances. The Seller shall assist Ashford.com in every proper way to evidence, record and perfect the assignments described in Section 1 above and to perfect, obtain, maintain, enforce, and defend the rights assigned. For example, the Seller agrees that he will immediately apply for and effect re-registration of the Domains and Trademarks in Ashford.com's name according to InterNic's (or other relevant body's) current policy.

         7. Representations; Warranties. The Seller represents and warrants to Ashford.com that:

                  a. Seller is the sole owner (other than Ashford.com) of all rights, title and interest in the Domains, Trademarks, Content and Relationships to be transferred by Seller.

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

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                  b. After the Effective Date, the Sellers will discontinue all further use of the Domains, Trademarks and Content.

                  c. Seller has full power and authority to enter into this Agreement, and this Agreement constitutes Seller's valid and legally binding obligation, enforceable in accordance with its terms.

                  d. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated thereby, including without limitation the sale of the Domains, Trademarks, Content and Relationships to Ashford.com and Ashford.com's exercise of control over the Domains, Trademarks, Content and Relationships after Closing, will conflict with any material contract or result in the creation of any lien, claim, security interest or encumbrance (collectively, "Lien") on the Domains, Trademarks, Content and Relationships pursuant to, or relieve any third party of any obligation to the Seller or give any third party the right to terminate or accelerate any obligation.

                  e. The Seller acknowledges that Ashford.com will not be responsible for any income, sales, use, excise or other tax that arises out of or results from the sale of the Domains, Trademarks, Content and Relationships.

                  f. The Seller represents that there are currently no pending, or to the Seller's knowledge, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations by any individual or other entity against or relating to the Seller or the Domains, Trademarks, Content and Relationships.

                  g. The Seller represents that for a period of two (2) years from the date of this Agreement, Seller will not without prior written consent from the Chief Executive Officer of Ashford.com which shall not be unreasonably withheld (except as an employee of Ashford.com or a subsidiary of Ashford.com), directly or indirectly,

                           (i) (A) Participate or engage in the design,
development, manufacture, production, marketing, sale or servicing of any product related to the Domains, Trademarks, Content and Relationships, or (B) provide any service for any entity whose primary business is to develop or provide products and/or services similar to the Domains, Trademarks, Content and Relationships (the "Business") in the international internet business (the "Geographic Scope of Employee's Business") or

                           (ii) Permit the name of Seller to be used in
connection with a competitive Business.

         8. Representations; Warranties. Ashford.com represents, warrants and covenants to the Seller that:

                  a. Ashford.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ashford Buying Company is a wholly-owned subsidiary of Ashford.com.


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                  b. Ashford.com has full power and authority to enter into this
Agreement, and this Agreement constitutes a valid and legally binding obligation of Ashford.com, enforceable in accordance with its terms.

                  c. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the certificate of incorporation or bylaws of Ashford.com, or any provision of any material agreement or instrument to which Ashford.com is a party.

         9. Miscellaneous. This Agreement shall be construed pursuant to the laws of the State of Texas without regard to conflicts of laws provisions thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in Travis County, Texas, by arbitration in accordance with the National Rules for the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Seller hereby consents to personal jurisdiction of the state and federal courts located in the state of Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

         10. Liquidated Damages. The parties agree that the actual damages that might be sustained by Ashford.com by reason of the breach by Seller of Section 7g are uncertain and would be difficult to ascertain and that the sum of $3,750,000 would be reasonable compensation for such breach. Seller hereby promises to pay, and Ashford.com hereby agrees to accept, such sum as liquidated damages, and not as a penalty, in the event of such breach. The parties agree that any damages received by Ashford.com pursuant to this section and pursuant to Section 10 of the Asset Acquisition Agreement of the same date as this Agreement among Ashford.com, Power Reserve, Inc. and certain shareholders of Power Reserve, Inc. shall not, in the aggregate, exceed $3,750,000.

         11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY.]



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         IN WITNESS WHEREOF, the parties here to have executed this Agreement effective as of the date first written above.

                                        SELLER



                                        By: /s/ Richard Paige
                                           ------------------------------------
                                           Richard Paige



                                        ASHFORD.COM, INC.



                                        By: /s/ James Whitcomb
                                           ------------------------------------
                                           James Whitcomb
                                           President and Chief Operating Officer


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                                    EXHIBIT A

                                 LIST OF DOMAINS


                                  Paris1925.com


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                                    EXHIBIT B

                  LIST OF TRADEMARK/SERVICE MARK REGISTRATIONS

                                  (COMMON LAW)
                                    Paris1925
                                  Paris1925.com


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                                   EXHIBIT C*


* Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit has been omitted. Such exhibit will be submitted to the Securities and Exchange Commission upon request.
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                                    EXHIBIT D*


* Pursuant to Item 601(b)(2) of Regulation S-K, this exhibit has been omitted. Such exhibit will be submitted to the Securities and Exchange Commission upon request.